Exhibit 21

               SUBSIDIARIES OF INTELLIGENT ELECTRONICS, INC.


     The following is a list of the Company's subsidiaries. Omitted from the list are certain subsidiaries of the Company which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.


     Intelligent Advanced Systems, Inc., a Delaware corporation

     Intelligent Distribution Services, Inc., a Delaware corporation

     Intellinet, Ltd., a Pennsylvania corporation

     Intelligent Express, Inc., a Pennsylvania corporation

     Intelligent SP, Inc., a Colorado corporation

     RND, Inc., a Colorado corporation

     Missing Link Communications, Inc., a Colorado corporation

     Intelligent Systems Group, Inc., a Colorado corporation

     Intelevest Holdings, Inc., a Delaware corporation

     Intelevest Business Trust, a Pennsylvania trust

     IntelliCom Solutions, Inc., A Pennsylvania corporation

     CS Computers, Inc.,  a Colorado corporation

     CS Computers of California, Inc., a California corporation